 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164105

PROSPECTUS SUPPLEMENT NO. 2
To Prospectus dated April 22, 2010

85,971,442 Shares

Charter Communications, Inc.

Class A Common Stock

This prospectus supplement No. 2 includes the attached current report on Form 8-K filed with the SEC on June 22, 2010.

Our Class A Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CCMM.OB”.  On June 22, 2010, the last reported sale price of our Class A Common Stock on the Over-the-Counter Bulletin Board was $35.50 per share.

The shares of Class A Common Stock may be offered for sale from time to time by any selling stockholders acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices.   No representation is made that any shares of Class A Common Stock will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares of Class A Common Stock by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement No. 2 should be read in conjunction with our prospectus dated April 22 2010 and prospectus supplement No. 1 dated June 7, 2010.

The date of this Prospectus Supplement is June 22, 2010.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2010

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As of June 18, 2010, Charter Communications, Inc. (the "Company") unconditionally guaranteed, on a senior unsecured basis, the principal of, premium, if any, and interest on the approximately $1.8 billion of 13.50% Senior Notes due 2016 (the "Notes") of CCH II, LLC and CCH II Capital Corp., the Company's indirect subsidiaries (the "Issuers"), in the amounts and at the times when due and the payment or performance of all other obligations of the Issuers under the Notes.  The Notes were issued pursuant to an indenture dated as of November 30, 2009, among the Issuers and The Bank of New York Mellon Trust Company, NA, as trustee.  The Description of the Notes is set forth in the Issuers' registration statement on Form S-4/A, registration no. 333-164381, and such Description is incorporated herein by reference.

The Company's guarantee is filed herewith as Exhibit 4.1.

Item 9.01. Financial Statements and Exhibits

Exhibits:

4.1*	Charter Communications, Inc.'s guarantee of CCH II, LLC's and CCH II Capital Corp.'s 13.50% Senior Notes due 2016.

10.1
Indenture relating to the 13.50% Senior Notes due 2016, dated as of November 30, 2009, by and among CCH II, LLC and CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                CHARTER COMMUNICATIONS, INC.

Date: June 22, 2010

                               By: /s/ Patricia A. Baldes
                                Name: Patricia A. Baldes
                                Title: Vice President Financial Reporting